EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), executed as of July 10, 2012 (“Effective Date”), is between GlobalSCAPE, Inc., a Delaware corporation (“GlobalSCAPE” or the “Company”), and James W. Albrecht (“Employee”).

RECITALS

WHEREAS, the Board of Directors (the “Board”) of the Company, has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain employees to their assigned duties; and

WHEREAS, in order to induce Employee to remain in the employ of the Company, and in consideration of Employee’s agreement to continue employment with the Company, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Terms of Agreement. Except in the event of a Change in Control (as defined in Section 4 hereof), at all times Employee’s employment shall be and remain at will and may be terminated by the Company for any reason without notice or Cause (as hereinafter defined). From and after the occurrence of a Change in Control, this Agreement shall continue in effect for a period beginning on the effective date of the Change in Control (the “Change in Control Date”) and ending on the first anniversary of the Change in Control Date (the “Initial Term”) and shall automatically be extended for an additional one-year period following the Initial Term (each, an “Extended Term” and collectively with the Initial Term, the “Term”) unless, not later than 90 days prior to the end of the then current Term, the Company shall have given notice to Employee that it does not wish to extend the Term.

2. Position. Employee agrees to be a full-time employee of the Company serving in the position of Vice President & Chief Financial Officer (CFO), to devote substantially all of his working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with his position, to use his best efforts to perform faithfully and efficiently such responsibilities. In addition, Employee agrees to serve in such other capacities or offices to which he may be assigned, appointed or elected from time to time by the Board.

3. Compensation. As compensation for his services under this Agreement, Employee shall be entitled to receive base salary and other compensation to be determined from time to time by the Board in its sole discretion. In addition, Employee shall be entitled to participate in any additional bonus, incentive compensation or employee benefit arrangement which may be established from time to time by the Company in its sole discretion. Notwithstanding anything to the contrary provided in this Agreement, prior to a Change in Control Employee shall not be entitled to receive any compensation from the Company upon termination, voluntary or involuntary, of his employment with the Company, regardless of the reason for such termination.

4. Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 50% or more of the combined voting power of GlobalSCAPE’s then outstanding securities; provided, however, that if Thomas W. Brown and/or David Mann acquire, directly or indirectly, securities representing 50% or more of the combined voting power of Employer’s then outstanding securities it shall not be deemed a Change in Control, (b) any person or group (other than Thomas W. Brown or David Mann or entities controlled by either) shall make a tender offer or an exchange offer for 50% or more of the combined voting power of GlobalSCAPE’s then outstanding securities, (c) at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the board of directors of GlobalSCAPE and any new directors, whose election by the board of directors of GlobalSCAPE or nomination for election by GlobalSCAPE’s stockholders was approved by a vote of at least two-thirds (2/3) of GlobalSCAPE’s directors then still in office who either were GlobalSCAPE’s directors at the beginning of the period or whose election or nomination for election was previously so approved (“Current Directors”), cease for any reason to constitute a majority thereof, (d) GlobalSCAPE shall consolidate, merge or exchange securities with any other entity and the stockholders of GlobalSCAPE immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock or other equity interests entitled to elect directors by a separate class vote) to which all stockholders of the corporation or owners of the equity interests of any other entity issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange would not constitute a majority of the board of directors or similar governing body of the corporation or other entity issuing cash or securities in the consolidation, merger or share exchange, or (e) any person or group acquires all or substantially all of GlobalSCAPE’s assets.

Notwithstanding the foregoing, however, a Change in Control shall not be deemed to occur merely by reason of (1) an acquisition of GlobalSCAPE securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a “subsidiary,” as such term is defined below or (2) an acquisition of Company securities by Thomas W. Brown or David Mann. For these purposes, the term “subsidiary” means (i) any corporation, limited liability company or other entity of which 80% of the capital stock or other equity interests of such entity is owned, directly or indirectly, by GlobalSCAPE and (ii) any unincorporated entity in respect of which GlobalSCAPE has, directly or indirectly, an equivalent degree of ownership.

5. Termination of Employment Following Change in Control. Prior to a Change in Control, Employee’s employment shall remain at will and may be terminated by the Company for any reason without notice or Cause. From and after a Change in Control, Employee shall be entitled to the benefits provided in Section 6 hereof upon the subsequent termination of his employment during the Term unless such termination is because of Employee’s death or Retirement, by the Company for Cause or Disability, or by Employee other than for Good Reason.

(a) Disability. Termination by the Company or by Employee of his employment based on “Disability” shall be deemed to have occurred where within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, Employee shall not have returned to the full-time performance of his duties. For purposes hereof, “Disability” shall be deemed to exist if Employee (A) meets the definition of either “totally disabled” or “total disability” (or terms with like meaning) under the terms of the Company’s long-term disability benefit program, and (B) is suffering from any medical or mental condition that in the Board’s reasonable opinion would prevent him from carrying out his normal duties. Any refusal to submit to a reasonable medical examination by an independent physician to determine whether Employee is so totally disabled shall be deemed to constitute conclusive evidence of his disability. The determination of such physician made in writing to the Company and to Employee shall be final and conclusive for all purposes of this Agreement.

(b) Retirement. Termination by the Company or Employee of his employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Employee’s consent.

(c) Cause. Termination by the Company of Employee’s employment for “Cause” shall mean termination upon (i) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to Disability or any such actual or anticipated failure resulting from termination by Employee for Good Reason) after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties; (ii) Employee engages in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of the Company or any of its affiliates, or the Company discovers that Employee has committed any such act in the past with respect to a previous employer; (iv) Employee is indicted for any felony or any criminal act involving moral turpitude, or the Company discovers that Employee has been convicted of any such act in the past; (v) Employee commits a breach of any of the covenants, representations, terms or provisions of this Agreement; (vi) Employee violates any instructions or policies of the Company with respect to the operation of its business or affairs; or (viii) Employee uses illegal drugs.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, either:

(i) the material failure by the Company, without Employee’s consent, to pay to Employee any portion of his current compensation within ten (10) days of the date any such compensation payment is due;

(ii) the Company commits a material breach of any of the covenants, representations, terms or provisions of this Agreement; or

(iii) if, following a Change of Control, there is any material diminution of Employee’s title, function, duties, authority or responsibilities (including reporting requirements) if such diminution occurs during the Initial Term; provided that Employee provides notice to the Company upon the initial occurrence of such material diminution or within one year thereafter.

Employee must provide notice to the Company within 90 days of the initial existence of the condition giving rise to “Good Reason”. Upon the receipt of such notice, the Company shall have 30 days to remedy the condition giving rise to “Good Reason”. After a Change in Control, if Employee terminates employment with the Company after such condition giving rise to “Good Reason” is remedied, Employee will not be entitled to the benefits under Section 6(d).

(e) Notice of Termination. Prior to a Change in Control, Employee may be terminated with or without notice, with or without Cause or for any other reason as Employee’s employment is at will. From and after a Change in Control, any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written notice to the other party hereto in accordance with Section 8 hereof (“Notice of Termination”). Such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated.

(f) Date of Termination, Etc. Prior to a Change in Control, “Date of Termination” shall mean the date Employee’s employment is terminated. From and after a Change in Control, “Date of Termination” shall mean (i) if Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of his duties during such thirty (30) day period), or (ii) if Employee’s employment is terminated pursuant to Subsections 5(c) or 5(d) above or for any other reason (other than Disability), the date specified in the Notice of Termination as the date on which it is reasonably anticipated that no further services would be performed by Employee for the Company, as an employee or independent contractor (which, in the case of a termination pursuant to Subsection 5(d) above, shall not be less than two (2) weeks nor more than two (2) months from the date such Notice of Termination is given).

6. Compensation Upon Termination or During Disability. Prior to a Change in Control, Employee shall not be entitled to any benefits upon termination of Employee’s employment. From and after a Change in Control, upon termination of Employee’s employment or during a period of Disability, Employee shall be entitled to the following benefits:

(a) During any period that Employee fails to perform his full-time duties with the Company as a result of his Disability, Employee shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all compensation payable to Employee under the Company’s disability plan or other plan during such period from the date that written Notice of Termination is given until thirty (30) days thereafter as further provided in Subsection 5(a) hereof. Thereafter, if Employee has not returned to the full-time performance of his duties and employment terminates pursuant to Subsection 5(a), Employee shall be provided with disability benefits that shall be no less than the benefits that Employee would have been entitled to pursuant to the Company’s long-term disability plan as in effect immediately prior to a Change in Control.

(b) If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason, Disability, death or Retirement, the Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to him pursuant to the Company’s retirement and other benefits plans of the Company then in effect, and the Company shall have no further obligations to Employee under this Agreement.

(c) If Employee’s employment shall be terminated by the Company or by Employee for Retirement, or by reason of Employee’s death, Employee’s benefits shall be determined in accordance with the Company’s retirement, benefit and insurance programs then in effect.

(d) If Employee’s employment by the Company shall be terminated by the Company other than for Cause, by Employee for Good Reason or otherwise because of Employee’s death, Disability or Retirement then, effective as of the Date of Termination, in lieu of any severance benefits which he otherwise would be eligible to receive under the Company’s severance plan or policy, the Company shall pay Employee:

(i) if prior to a Change of Control, his full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which Employee is entitled under any compensation or benefit plan of the Company (excluding any severance benefits under the Company’s severance plan or policy) at the time such payments are due under the terms of such plans; or

(ii) if after a Change of Control, (A) the Employee’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which Employee is entitled under any compensation or benefit plan of the Company as in effect immediately prior to the Change in Control (excluding any severance benefits under the Company’s severance plan or policy) at the time such payments are due under the terms of such plans plus (B) the Employee’s then current base salary for a period commencing on the Date of Termination and ending twelve (12) months after the Date of Termination (collectively, the “Severance Benefit”); provided, however in lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company may pay to Employee a lump sum payment equal to the Severance Benefit.

Notwithstanding any other provision of this Agreement, if any amount payable hereunder (“Payments”) would, individually or together with any other amounts paid or payable, constitute an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any applicable regulations thereunder (the “Code”) which would require the payment by Employee of the excise tax imposed by Section 4999 of the Code or any interest or penalty (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then he shall be entitled to receive an additional Payment (the “Gross-Up Payment”) in an amount such that after the payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee shall retain an amount of the Gross-Up

Payment equal to the Excise Tax imposed upon the total Payments to be received by Employee pursuant to this Agreement. The determination of whether the Gross-Up Payment shall be paid shall be made by a nationally recognized accounting firm selected by Employee and such determination shall be binding upon him and the Company for purposes of this Agreement. The costs and expenses of such accounting firm shall be paid by the Company.

(e) Except as specifically provided in this Section 6, Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(f) Notwithstanding anything else herein, in the event that any payments under this Section 6 or elsewhere in this Agreement are determined to be subject to Section 409A of the Code, and Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation §1.409A-1(i), no such payments shall be made prior to the date that is six (6) months following the Date of Termination.

(g) Employee acknowledges and agrees that (i) Employee is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Agreement, including without limitation, any taxes, interest or penalties associated with Section 409A of the Code, (ii) Employee is not relying upon any written or oral statement or representation the Company, any of its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the execution of the this Agreement and the payment under this Agreement, and (iii) in deciding to enter into this Agreement, Employee is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Employee has consulted. Employee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this Agreement and any payment under the Agreement.

(h) Employee must execute a full release of all claims within 10 days following the Date of Termination in order to be eligible for the Severance Benefit. Without limiting the remedies available to the Company for breach by Employee of its obligations related to the Company’s intellectual property or proprietary information, if Employee violates such obligations after the termination of Employee’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Employee will forfeit the right to any payments under this Section 6 which are unpaid at the time such violation occurs.

7. Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term “Company” shall also mean any affiliate of the Company to which Employee may be transferred and Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term “Company” shall not mean any affiliate of the Company to which Employee may be transferred unless Employee shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

If to Employer or GlobalSCAPE, to:

GlobalSCAPE, Inc.

Attn: Board of Directors and President

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

Facsimile: (210) 690-8824

If to Employee, to Employee’s last known address appearing on Employer’s records

9. Miscellaneous. No provision of this Agreement shall be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Arbitration. THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT. Without limiting either party’s right to seek equitable remedies, Company and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration. Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in San Antonio, Texas, in accordance with the rules of the American Arbitration Association (“AAA”). Arbitration will be conducted before a panel of three neutral arbitrators selected from an AAA list of proposed arbitrators with business law experience. Either party may take any legal action needed to protect any right pending completion of the arbitration. The arbitrator will determine whether an issue is arbitrable and will give effect to applicable statutes of limitation. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence. All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders, as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement (and any third party beneficiaries of this Agreement), and judgment thereon may be entered in any court having jurisdiction over the parties. All costs of the arbitration proceeding or litigation to enforce the arbitration award shall be paid by the party against whom the arbitrator decides. The arbitrator shall have no right to award punitive, consequential, exemplary or analogous damages.

13. Entire Agreement. This Agreement contains the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including, without limitation, any prior employment or severance agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

14. Employee Representations. Employee represents and certifies to Company that he: (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult his attorney; and (vi) enters into this Agreement knowingly and voluntarily.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

EXECUTED as of the date first above written.

GLOBALSCAPE, INC.

By:	/s/ James R. Morris, CEO
James R. Morris, CEO

/s/ James W. Albrecht, Jr.
James W. Albrecht, Jr.

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